Exhibit 99.2
AUTOBYTEL INC.

Moderator: Sean Mansouri
March 9, 2017
5:00 p.m. ET

Operator:
This is conference # 77540425.

Good afternoon, everyone. Thank you for participating in today's conference call to discuss Autobytel's financial results for the fourth quarter and full-year, ended December 31, 2016.

Joining us today are Autobytel's President and CEO, Jeff Coats; the Company's CFO, Kimberly Boren; and the Company's Outside Investor Relations Advisor, Sean Mansouri, with Liolios group. Following their remarks, we will open the call for your questions.

I will now turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:
Thank you, Karen.

Before I introduce Jeff, I remind you that during today's call, including the question and answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the safe harbor statements contained in today's press release, the slides accompanying this presentation and the Company's public filings with the SEC. Actual events may differ materially from those forward-looking statements.

Specifically, please refer to the company's form 10-K for the year ended December 31, 2016, which was filed prior to this call as well as other filings made with Autobytel with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

There are slides included with today's presentation to help illustrate some of the points being made and discussed during the call. The slides can be accessed by visiting Autobytel's website at www.autobytel.com. When there, go to "Investor Relations" and then click on "Events and Presentations".

Please also note that during this call and/or in the accompanying slides, management will be disclosing non-GAAP income and non-GAAP EPS. And for purposes of 2017 guidance, we'll be adjusting 2016 revenues, non-GAAP income and non-GAAP EPS to reflect the exclusion of the Company's specialty finance leads product that was divested on December 31, 2016.

These are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release and/or in the slides, which are posted on the company's website. And with that, I'll turn the call over to Jeff.

Jeff Coats:
Thank you, Sean. Good afternoon, everyone. Thank you for joining us today to discuss our record fourth-quarter and full-year 2016 results. As a reminder to those of you who are new to Autobytel, we are a pioneer and leading provider of online digital automotive services, connecting in-market buyers with our dealer and manufacturer customers.

We are pleased to announce, we generated record revenues in both Q4 2016 and in full-year 2016, while maintaining our commitment to high-quality products for our dealer and OEM customers as you can see on slide 3 and 4.

2016 represented a year of integration, execution and investment. We completed the integration of the Dealix and AutoWeb acquisitions from 2015, each of which brought us extremely important strategic assets. Additionally we rolled out the new beta version of our usedcars.com site and we invested in increasing our internal lead generation capabilities and in developing and optimizing new traffic sources to further accelerate the growth of both our high-quality clicks and leads products.

The AutoWeb acquisition brought us both our exciting advertising-related click products, which has dramatically strengthened our technology leadership in the automotive digital landscape and additional talented cost-effective technology resources in our Guatemala operations. Our click product continues to exceed our expectations, with revenues growing more than 300 percent in 2016 and is already accelerating our overall company growth.

This high-growth product has also propelled Autobytel from just the lead generation market into the much larger search and pay-per-click automotive market, as you can see on slides 5 and 6. Although we have been methodical in our rollout of this product, having thus far only introduced it to a small number of our customers, during 2017 we are making it available to many more of our thousands of dealer and OEM customers. We also experienced approximately 98 percent customer retention with the product in 2016, further validating its exceptional quality of high-intent consumer traffic.

The usedcars.com site, which came to us with Dealix, is the core around which we are building our used car leads and used car clicks business. This represents a particularly attractive growth opportunity for us because used car represents less than 10 percent of our revenues today. Even though the volume of annual used car sales in the United States is generally to 2 to 3 times that of new cars.

In Q3 of 2016, we began increasing our investment in traffic acquisition to bolster our leads business with high-quality in-market consumers and to increase the volume of consumers to our click products. We continued that investment in Q4 2016 and as a result, increased our click volume by over 160 percent and at the same time increased our effective CPMs by over 80 percent.

At the end of the fourth quarter we divested our specialty finance leads product, which now enables us to further dedicate time and resources to our core vehicle leads and fast-growing clicks products for both new and used. Before commenting further, I would like to turn the call over to Kim and have her take us through the important details of our financial results. Kim?

Kimberly Boren:
Thanks, Jeff and good afternoon everyone. For those of you following along with our earnings presentation, on slide 7, you can see our fourth-quarter revenues increased 11 percent to $40.4 million, compared to $36.4 million in the year ago quarter. The increase was primarily driven by growth in advertising click revenues and wholesale lead revenues.

Lead revenues from automotive manufacturers and wholesale customers, our wholesale channel, increased 9 percent to $18.6 million from $17.1 million in the prior year period. While lead revenue from automotive dealers, our retail channel, decreased 12 percent to $12.3 million, compared to $14 million last year.

Both the wholesale and retail channels were impacted by the systematic reduction of lower quality lead supply, which effectively began in Q4 of 2015 and continued through Q2 of 2016. Further, the expected impact to retail revenues was driven by the transition of 190 retail dealers into one comprehensive OEM program in the second quarter of 2016. This has proven to be a success, as overall revenues for this OEM have expanded 21 percent since initiating the transition.

Moving on to advertising, our advertising revenues increased 119 percent to $8.1 million, compared to $3.7 million in the year ago quarter. The growth was due to a significant increase in click revenue driven by the continued investment in our AutoWeb products.

Additionally on slide 8, you will see click revenues in the fourth quarter increasing 219 percent to $6.4 million compared to $2 million in the same period last year. The triple digit year-over-year increase in click revenue was driven by continued strong growth in AutoWeb as we continue to grow impressions and effective CPMs. The momentum in our click product is further evidenced by the 16 percent sequential increase from Q3, even with seasonal headwinds in Q4.

Moving now to slide 9, you'll see that we delivered approximately $2.3 million automotive leads during the fourth quarter, compared to $2.4 million last year, as we worked to replace a meaningful amount of the eliminated low-quality volume with higher quality leads from our internal lead generation. Consistent with lead revenue, retail new leads were down 12 percent compared to the prior-year quarter, while used leads were down slightly by 2 percent.

76 percent of leads were delivered to the wholesale channel, with the remaining 24 percent to the retail channel. Retail new leads invoiced per dealer was up 3 percent compared to the year ago quarter and retail used leads invoiced per dealer was up 8 percent. This is consistent with our strategy of focusing on larger dealerships.

On slide 10 you will see that dealer count stood at 4,115 at December 31, a 4 percent decline from Q3. The decrease was driven by dealer churn as we continue to focus on building stronger relationships with larger, more profitable dealers. I remind listeners that this figure would be closer to 22,000 dealer franchises in total, if dealers in our OEM network were included.

At the end of the fourth quarter we sold our specialty finance leads product to internet brands. Total consideration included $3.2 million of cash, as well as additional transition licensing income, totaling $1.6 million over a five-year period.

In accordance with recent accounting literature released in 2014, the divestiture of the finance leads product does not meet this discontinued operation tests and therefore is included in our 2016 results. For future comparative purposes, we calculated the 2016 revenue impact to be approximately $6.3 million, the non-GAAP income to be just under $0.5 million and the non-GAAP EPS to be $0.03 on a full-year basis. As Jeff mentioned earlier, with the divestiture of the finance leads product we can now dedicate greater time, energy, and resources to our core vehicle lead and fast growing click products.

Now moving to slide 11, gross profit during the fourth quarter increased 1 percent to $14.6 million and gross margin was 36.2 percent, compared to 39.7 percent in the year ago quarter, in line with our expectations. In Q3 we made the decision to further invest in our traffic acquisition in order to accelerate the growth of our lead and click products.

The decline in gross margin was due to the corresponding increase in our traffic acquisition and technology related costs as we focus more on accelerated growth and incremental gross profit dollars as opposed to gross margin percentage. We expect gross margin to continue in the mid 30 percent range over the next several quarters as we invest in our core products to grow revenues and ultimately, gross profit dollars.

Total operating expenses in the fourth quarter were $12.8 million, roughly flat compared to the year ago quarter. As a percentage of revenues total operating expenses were 31.7 percent compared to 35.5 percent in the fourth-quarter of 2015, with the improvement largely attributable to operating leverage experienced with top line growth. While we have realized considerable leverage over the course of the year, we plan to reinvest more going forward and further accelerate the growth opportunities we see in our business.

On a GAAP basis, net income in the fourth quarter was $1.4 million or $0.10 per diluted share on 13.3 million diluted shares, compared to $1.4 million or $0.10 per diluted share on 13.4 million diluted shares in the year ago quarter. We expect our quarterly diluted share count in 2017 to remain around 13.5 million, contingent upon our share price and assuming current outstanding shares, warrants, options, and convertible debt remain constant.

For the fourth quarter, non-GAAP income, which adds back amortization on acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain or loss on investment or sale, litigation settlement, and income taxes increased 7 percent to $4.7 million or $0.35 per diluted share compared to $4.4 million or $0.33 in the year ago quarter. Cash provided by operations for the 2016 fourth quarter improved to $6.2 million, compared to $4.6 million in the prior-year quarter.

On slide 12 you'll see that our cash balance remains strong, with cash and cash equivalents of $38.5 million at December 31, 2016, which represents a 61 percent increase from December 31, 2015. Total debt at December 31, 2016, was reduced to $23.1 million compared to $27 million at the end of 2015. With that, I'll now turn the call back over to Jeff.

Jeff Coats:
Thank you, Kim. As I mentioned earlier, 2016 represented a year of integration, execution, and investment. We completed the integrations of AutoWeb and Dealix, each of which had meaningful impacts to our business in its own right. With AutoWeb we acquired the technology and development operation that powers our growing clicks business. With Dealix we added an extensive network of dealers and bolstered our used car practice with the acquired usedcars.com consumer facing website.

At the end of the third quarter we launched a new version of usedcars.com with fully responsive technology and mobile friendly application. We remain very excited about the strength of the usedcars.com domain and will continue to invest in it in an effort to make it the premier used vehicle destination for consumers. As a reminder, retail used car leads still only represent about 7 percent of our total leads business today and approximately 9 percent of revenue, even though used car sales in the United States are 2 to 3 times that of new car sales by volume. This provides us with a strong growth path in the months and years ahead.

During the fourth quarter, our click volumes from AutoWeb continued to exceed our expectations. As Kim mentioned, volumes were up even sequentially, despite seasonal slowdown we typically experience in Q4. Customer feedback has been very positive.

We are continuing to increase click volumes with existing clients and plan to add OEMs, large dealer groups, dealer agencies, and tier 2 dealer associations throughout 2017. As I mentioned earlier, our strong growth in clicks up to this point has only come from a small number of dealer and OEM customers, and it is also important to note the minimal churn we continue to experience with the product.

As previously announced in Q3, we began heavily investing in traffic acquisition to accelerate the continued growth of both our high-quality clicks product and our high quality lead supply. As we have mentioned in previous quarters, OEMs tend to be very selective in the digital marketing spend and they continue to demonstrate increasing demand for our high-quality leads and clicks.

Before getting into more detail about 2017, I would like to quickly walk through some of our strong industry metrics from the quarter. On slide 13 you can see that we estimate sales from consumers submitting leads through Autobytel's network accounted for approximately 5 percent of all new light vehicle retail sales in the United States in 2016, and approximately 2 percent of all used car sales. On slide 14 you'll see that our estimated average buy rate for internally generated leads in the fourth quarter was 17 percent, which remains in our targeted range of 16 percent to 24 percent.

Because of our ongoing commitment to lead quality, we are continuing to focus on enhanced methodologies to meaningfully increase the mix of internally generated leads from the current 80 percent level, while only utilizing volume from the small number of trusted suppliers who share our commitment to quality. On slide 15 you'll note that these estimated buy rates have remained consistently strong since Q1 2011, with Autobytel.com generating an average buy rate of 25 percent and all Autobytel internally generated leads at about 18 percent.

Now moving onto 2017. 2017 will be a year of growth and continued investment for Autobytel. Specifically we will focus on investments in technology including investments in our consumer acquisition technology, the AutoWeb ad platform and our consumer facing websites, which includes car.com, AutoWeb.com, autobytel.com and usedcars.com. We expect these investments to ultimately enhance and simplify the consumer’s path to purchase of new or used cars and trucks.

As mentioned before, we've migrated our previously outsourced development resources to our in-house Guatemala operations. And during the fourth quarter we further repositioned our resources by removing redundant positions at the corporate level and strengthened our US and Guatemala development teams. We plan to continue investing in these development teams throughout 2017 as we believe this will further accelerate the growth of both our click and core leads products, and especially our used cars.com website.

As we continue to optimize our products and service offerings, we will also continue to bolster our sales and marketing efforts. Our used car business remains a focal point for growth and we continue to increase the level of resources dedicated to ramping our used car platforms for internal lead generation.

Moving onto the industry outlook, as you can see on slide 16, automotive news has the seasonally adjusted run rate, or SAAR, for total sales at 17.7 million units for February 2017, up from 17.6 million units one year ago and 17.5 million units in January. And on slide 17 you'll see that in February, J.D. Power, LMC Automotive maintained their full year 2017 total light vehicle sales forecast at 17.6 million, an increase of 0.2 percent from 2016. The forecast for retail light vehicle sales also remains at 14.1 million units, essentially flat from 2016.

Now moving onto our 2017 business outlook highlighted on slide 18. We currently expect revenue to range between $156 million and $160 million, an increase of approximately 4 percent to 7 percent in 2016. We also expect non-GAAP income to range from $16.8 million and $17.3 million, representing an increase of up to approximately 3 percent, with non-GAAP diluted EPS ranging between $1.24 and $1.28 on 13.5 million shares.

Note that for comparative purposes, the foregoing percentage growth calculations and the 2016 non-GAAP diluted EPS exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to our specialty finance leads products that was divested on December 31, 2016. As we stated last year, our outlook reflects our continued expectation to grow both revenues and profit dollars in 2017.

As we look ahead to the remainder of 2017, we will continue to reinvest in our business to drive sustainable, long-term organic growth and further solidify Autobytel's position as a leader in the digital automotive landscape. We will also maintain our keen focus on providing our dealer and OEM customers with high-quality, high-intent car buyers. Be it through new or used car leads, clicks or one of our many value-added product offerings, we remain committed to helping our customers sell more cars and trucks. Karen, at this time we would like to open the call for questions.

Operator:
Thank you, sir.

Ladies and gentlemen, if you have a question at this time, please press star followed by the number one key on your telephone keypad. If your question has been answered, or you’d like to remove your line from the queue, you may press the pound key. Our first question comes from the line of Sameet Sinha, from B. Riley.

Sameet Sinha:
Yes, thank you very much. Couple of questions here. Let's talk about the clicks business. This was pretty strong, much more than we had expected. What sort of growth should we be expecting as you open up the program to more dealers and partners and OEMs? And this opening up, should we expect more of a second half weighted results or do you think the benefits will start to accrue from the Q1 itself?

Secondly, can you talk about experience with this increased traffic investment -- gross margins came in a little higher than we had expected. But can you talk about the different sources that you started using and where you have been able to optimize and in case, the mid 30s guidance that you had given from gross margin, is that more a function that you will keep? Do you keep those margins and try to grow revenues? Or that you would try to optimize for gross margins?

Jeff Coats:
Sameet, I would say that -- let me answer your second question first. We have been working through a lot of the new traffic sources. I would say we are still in the middle of it. We will be doing it throughout this year. We have identified a few that are working nicely for us thus far where we are getting pretty interesting volume and margins that are probably a little better than we initially anticipated.

I wouldn't necessarily take that as something that we are going to see on everything that we do or on a continued basis. Is just too early to make that call in terms of what we are doing. But it is looking pretty good so far from that standpoint in terms of qualifying these new traffic sources.

Kimberly Boren:
And then Sameet, I can answer your first question around growth. We are expecting right now to continue to see somewhat of linear growth into 2017, so I would have the growth roughly at a linear level. There will be some seasonal impact in Q3 because that is clearly our strongest quarter and the traffic drives it.

But that is how I would go ahead and model it. We haven't necessarily provided guidance in terms of the growth in the click revenues, but I would anticipate seeing the same growth dollars next year that we saw in 2015 to 2016.

Sameet Sinha:
Okay. One follow-up question. You spoke about investments in some of the consumer sites, seems like there's going to be a major overhaul that you intend to do on all your sites. And on that usedcars.com, Jeff, I was under the impression that you're probably going to push that investment out into 2018 considering there is so much traction that you're getting on the clicks business. It seems like you are now saying you have been investing in it right now. Is that a fair assessment?

Jeff Coats:
It is. We are investing in it now. We launched the new beta version of the used car site in September. I would say there is a fairly large amount of additional capabilities and bells and whistles that we are in the process of adding to it. One of the really extremely positive benefits of promoting internally, Billy Ferriolo, from running our Tampa operation to being Chief Operating Officer, is he has been working with the development teams in both the United States and in Guatemala to reorganize how we do some of our development work in order to accelerate making product improvements to both our clicks business, our lead engine and the way we are doing our lead generation, as well as to the consumer facing websites.

I would say that the biggest beneficiary of the current investment in the consumer facing sites will continue to be the usedcars.com site as well as the car.com site. We have already largely overhauled the car.com site previously and again, we are adding bells and whistles to that. We will be making investments in the other sites along the way, but I would say those two currently are receiving the primary investment dollars.

Sameet Sinha:
Okay. Thank you very much.

Jeff Coats:
And those investments will be made within the context of the financial outlook that we just provided.

Sameet Sinha:
Understood. Thank you.

Jeff Coats:
Thank you.

Operator:
Thank you, and our next question comes from the line of Eric Martinuzzi, from Lake Street Capital.

Eric Martinuzzi:
Thanks. I wanted to go a layer deeper on the guidance here. First of all, I just want to make sure I have the apples to apples correct on the specialty finance leads impact. If I take the midpoint of the 2017 guidance for revenue, that is $158 million. So on apples to apples, I would add $6.3 million to that assuming no growth in the specialty finance lead, if you haven't sold it. We'd be talking about $164.3 million number for a pro forma 2017, is that the right way to think about it?

Kimberly Boren:
Correct.

Eric Martinuzzi:
Okay and then the same thing on the EPS? About 26 midpoint plus $0.03, it would be about 29, had you not sold it for pro forma 2017.

Kimberly Boren:
Correct, on heavier share count.

Eric Martinuzzi:
Okay. And then going into the seasonality. I know you guys are trying not to be in a quarterly earnings guidance business, but given what happened last year where so much of the year was backend loaded I'm just curious to know -- let's talk about revenue first.

If I look back in 2016, obviously a lot of moving parts. You've got the pay-per-click growth in one hand, you've got the Dealix cleansing on the other hand, but it was kind of 45 percent, 46 percent of revenue on the front half with 54 percent in the back half. For a year, last year where you did $157 million and then we are talking about midpoint $158 million this year -- does that topline front half/back half hold true this year?

Kimberly Boren:
There will still be further growth on the back half of the year, Eric, it probably won't be as skewed because of what we were able to do after we cut out the low-quality lead supply in the first quarter in 2016. So it will be a little heavier from the 45 percent, I don't have accounts in front of me, but I am using your numbers, but not materially.

Eric Martinuzzi:
Okay. Well, maybe I could go a little more granular. The consensus estimates for Q1 -- you probably don't happen to have in front of you, but I do. We've got a revenue consensus of around $36 million and EPS of $21 million. Is there a comfort level or discomfort level? Can you comment at all on that?

Kimberly Boren:
I'm sorry, Eric. I can't give quarterly guidance at this point in time.

Eric Martinuzzi:
Okay. And then as far as the layout and earnings throughout the year, you have talked about -- we won't have as maybe as much seasonality on the revenue side on the top line, but the EPS -- I did the same quick math on your backend loaded 2016 and it was pretty breathtaking that you did $0.46 in the front half and $0.84 in the back half to get to your $1.30.

Given the midpoint guide now, again, we are talking about $1.26, so down $0.04, and I understand all the reasoning behind that. But that the laying out of the EPS, given your commentary on the revenue, does that same logic flow for their expense items that would skew different from the revenue waiting that you've already commented on?

Kimberly Boren:
Yes. The non-GAAP income and EPS should flow similarly to last year in the same fashion that we have significantly higher employee related and trade cost in the first half of the year. Those will continue. So again, it won't be as skewed, similarly to the revenue, but it will still be skewed in the same direction.

Eric Martinuzzi:
Okay. That is helpful. As I look to the pay-per-click investments here, obviously we're getting terrific growth, but we're also spending a good bit of money on pay-per-click. We're trying a lot of different things here. You are working with a select group of partners, but it feels like there is an element of -- I don't know, profitless prosperity, but when do we get a return on this investment? Is it shifting this from the point players to the more broader adoption, we start to see some leverage, is that what turns it into the profit engine that we hope it will be?

Jeff Coats:
I think the way for you to look at that is, as we have stated before and as we stated today, we have really been slow walking the rollout of that product. Particularly since we completed the acquisition and brought it internally. And that was done in part because we really needed to integrate it into our existing financial system and we've been doing development work on top of that integration in order to have better visibility and to grow margin and other things like that within the clicks product.

We are now ready to start rolling it out. We have already begun to start rolling it out on a more accelerated basis. And so, it will be somewhat straight-line during the year as Kim mentioned, but that is also going to be a function of growth with the existing customers, as well as signing on new customers throughout the course of the year. (multiple speakers)

Eric Martinuzzi:
I follow the topline part of that. I was just more about the adjusted EBITDA or the adjusted operating flow through contribution margin below the revenue line.

Jeff Coats:
Well, there is always leverage in a situation. We pay our sales organization a salary which is a fixed component and then their commissions based on sales are variable. So we do have a certain amount of a fixed component to our expenses related to that, that we need to cover. Candidly, it is one of the reasons why in the third quarter every year, you always see a generally much more robust bottom line, because that is where you can really see the leverage in our business as revenue increases based on the seasonal uptick based on our existing cost structure, but a lot more of those dollars fall through to the bottom line. The metrics that we saw in the fourth quarter after taking out some costs, some incremental cost in the business -- we did shift some cost out of the business during the fourth quarter and got our percentage of OpEx down to 31 percent from 35 percent; a very nice move from a leverage standpoint.

Eric Martinuzzi:
And then last question for me. You attended the NADA conference. I know when people hear the name Autobytel, they immediately think leads. As far as your conversations with key partners at NADA, is there any feedback, any anecdotal feedback that you could share with us as far as, either on the lead side or on the pay-per-click side? Where there were any “a-ha” moments, some light bulb moments for prospects or existing customers?

Jeff Coats:
I don't really know how to think about it from an “a-ha” moment. I can tell you that NADA this year was overall, extremely positive. It was in New Orleans this year, it was one of the largest attendances in years. So despite the fact that there is some level of concern, certainly in the stock market and to some extent in the automotive market about automobile sales starting to touch a ceiling, there was a great deal of excitement in the industry.

Now some of that is also coming because we have a new, more conservative anti-regulation regime in Washington. There is an expectation that some of the cafe rules and other things may be softened somewhat, which will help the manufacturers, which will help the dealers. So I would say overall there was a real positive sentiment. We saw a lot of traffic in our booth at NADA. We always have a booth there. In fact for this past NADA, we actually sold more new relationships than we have in several of the recent ones.

So I would say overall -- people do know Autobytel as a recognized player in the industry. We are getting credit for our many years of focus on improving the quality of the leads product that we sell and helping bring up the overall lead quality in the industry. I would say a lot of people are very excited about our new clicks product. So we are definitely moving in the right direction from that standpoint.

Eric Martinuzzi:
Great. Thanks for taking my questions.

Jeff Coats:
Thank you, Eric.

Operator:
Thank you. And as a reminder, if you do have a question you may press star and one on your telephone keypad. And our next question comes from Ed Woo, from Ascendiant.

Ed Woo:
Yes. Congratulations on the quarter, guys.

I had at question in terms of, now that you guys are transitioning more or growing your pay-per-click business much more, how do you see the competitive environment?

Do you still see your biggest competitors the same as before? Or are you having a new focus on different competition?

Jeff Coats:
Ed, I think the way to think about that is, it is not so much product to product that we are competing with. It is marketing dollar, budget allocation. So a dealer is only going to spend so many dollars on their digital marketing. We vie for a piece of that budget, so do the other players who have been our traditional competitors historically.

We are -- I would say in the clicks side of the business, to some extent dealing with a larger number of relatively small players at the dealer level, who don't necessarily have the scale nor scope that we do to drive high volume of really high quality traffic. And of course we get that because of our 14 years of long tail search traffic from our lead generation operation in Tampa. The two are absolutely interconnected. Our legacy of the being the largest, oldest lead company has been a huge plus for us in developing the new pay-per-click business, because it's that high quality traffic that we are now also converting instead of just in the leads, also in the clicks for our dealer and manufacturer customers.

Ed Woo:
There are some discussions last year about a lot of these retailers or dealers wanted to establish their own direct relationships with the consumers and trying to develop their own digital strategy. Have you seen any change in dealers focusing on allocating their digital marketing budgets to internal sources versus using people like you guys

Jeff Coats:
I would say it is similar to what -- it's not really different than what we have seen for the last couple, three years. Dealers are interested in developing relations as much as they can directly with consumers. I would say however, they all recognize and value strongly the leads they get, especially from us, but also from a few other players.

Having said that, our click product is absolutely allowing them to establish that direct relationship with the consumer. So we kind of have a very nice bag of products that we can lay out for a dealer to help them the traditional lead way and a new updated, more direct relationship with the consumer by dropping that consumer onto a dealer's website on a vehicle description page or a specials page or something like that. So I don't know that it's changed dramatically over the last two or three years, but we now certainly are participating more on the pay-per-click side and are becoming one of the larger players as that piece of the market continues to grow.

Ed Woo:
Great. Well, thank you and good luck.

Jeff Coats:
Thanks Ed.

Operator:
Thank you. And that does conclude our question and answer session. I'd like to turn the call back over to Mr. Coats for closing remarks.

Jeff Coats:
Thank you, Karen. Thanks everybody for joining us on the call today. I would like to thank our team of hard-working and dedicated employees. We look forward to speaking with our investors during our Q1 call in May. In addition, I am doing several non-deal roadshow investor meetings with two of our analysts in San Francisco, Denver, and Salt Lake City later this month, and in New York in April. We look forward to speaking with you. Thank you.

Operator:
Ladies and gentlemen this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

END

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Autobytel Q4 and Full Year 2016 Results Presentation

March 9, 2017

Safe Harbor Statement and Non-GAAP Disclosures

autobytel NASDAQ: ABTL

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. Words such as "anticipates," "could," "may," "estimates," "expects," "projects," "intends," "pending," "plans," "believes," "will" and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) the company expects gross margin to continue in the mid-30% range over the next several quarters as it invests in its core products to grow revenues, and ultimately profit dollars; (ii) while the company has realized considerable leverage over the course of the year, it plans to reinvest more going forward and further accelerate the growth opportunities it sees in its business; (iii) the company expects its quarterly diluted share count in 2017 to remain around 13.5 million, contingent upon its share price and assuming current outstanding shares, warrants, options and convertible debt remain constant; (iv) that the company will continue to invest in the usedcars.com domain in an effort to make it the premier used vehicle destination for consumers; (v) the company plans to add OEMs, large dealer groups, dealer agencies and tier 2 dealer associations to continue to add click volumes throughout 2017: (vi) in 2017, the company will focus on investments in technology, including investment in its consumer acquisition technology, the AutoWeb ad platform, and its consumer facing websites and that the company expects these investments to ultimately enhance and simplify the consumer's path to purchase of new or used cars and trucks; (vii) the company plans to continue the investment in its development teams throughout 2017, as the company believes this will further accelerate the growth of both its click and core leads products, and especially its new usedcars.com website; (viii) the company will also continue to bolster its sales and marketing efforts and that the company will continue to increase the level of resources dedicated to ramping its used car platforms for internal lead generation; (ix) the company currently expect revenue to range between $156 million and $160 million, an increase of approximately 4% to 7% from 2016, and the company expects non-GAAP income to range between $16.8 million and $17.3 million, representing an increase of up to approximately 3%, with non-GAAP diluted EPS ranging between $1.24 and $1.28 on 13.5 million shares (noting that for comparative purposes, the foregoing percentage growth calculations, and the 2016 non-GAAP diluted EPS, exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to the company's specialty finance leads product that was divested on December 31, 2016); (x) the company's 2017 outlook reflects its continued expectation to grow both revenues and profit dollars in 2017; (xi) the company will continue to reinvest in its business to drive sustainable, long-term organic growth and further solidify its position as a leader in the digital automotive landscape; and (xii) the company will maintain its keen focus on providing our dealer and OEM customers with high-quality, high-intent car buyers and that, be it through new or used car leads, clicks, or one of our many value-added product offerings, the company remains committed to helping its customers sell more cars and trucks, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the appendix of this presentation. Autobytel's management believes that these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are better metrics for monitoring the Company's performance given the effects of the Company's net operating loss carryforwards, acquisitions and non-cash stock-based compensation. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure

Copyright © 2017 Autobytel Inc.

1

Q4 2016 Financial Summary

autobytel NASDAQ: ABTL

(vs. YoY)

- **Revenues increased 11%** to a Q4 record $40.4 million
- **Advertising revenues increased 119%** to $8.1 million
- **Click revenues increased 219%** to $6.4 million; up 16% sequentially from Q3
- **Net Income was** $1.4 million or $0.10 per diluted share
- **Non-GAAP income increased 7% to** $4.7 million or $0.35 per diluted share

Click Revenues Continue to Drive Strong Growth

3

Full Year 2016 Financial Summary

autobytel NASDAQ: ABTL

(vs. YoY)

- **Revenues increased 18%** to a record $156.7 million
- **Advertising revenues increased 133%** to $24.5 million
- **Click revenues increased 308%** to $18.2 million
- **Net Income was** $3.9 million or $0.29 per diluted share, compared to $4.6 million or $0.37 per diluted share
- **Non-GAAP income increased 12% to** $17.3 million or $1.30 per diluted share

Revenues Up 18% to a Record $156.7 Million

4

Autobytel's Large Addressable Market

autobytel
NASDAQ: ABTL

Total US Automotive Digital Ad Spend Estimate for 2016

$9.13 Billion

$3.33 B
$3.14 B
$0.83 B

- Search & pay-per-click — autoweb
- Video, media & banner display — autobytel
- Lead generation & directories — autobytel

Source: eMarketer.com estimates.

Addressable Market Grows By Entering Pay-per-Click Market

5

All Digital ROI Driven Ad Channels are Growing

autobytel
NASDAQ: ABTL

Vehicle Digital Ad Spend by Channel

$7billion
$6billion
$5billion
$4billion
$3billion
$2billion
$1billion
'00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20
Clicks
autoweb
Display
autobytel
Leads
autobytel
Listings
$9B
Market Size
2016
$15B
Market Size
2020

Source: eMarketer.com estimates.

Autobytel Focusing In Highest Demand Channels

6

Quarterly Revenue

autobytel
NASDAQ: ABTL

Retail Dealer Automotive
OEM/Wholesale Automotive
Specialty Finance
Website Advertising
$20.7
1.4
11.1
7.4
$27.0
1.6
12.5
12.2
$25.9
1.9
10.9
12.3
$27.4
1.8
11.7
12.8
$26.0
1.6
1.6
11.5
11.3
$26.2
1.6
1.6
11.7
11.3
$30.4
2.0
1.6
13.9
12.9
$40.2
3.2
1.7
20.0
15.3
$36.4
3.7
1.6
17.1
14.0
$36.2
3.8
1.6
16.3
14.6
$36.1
5.3
1.6
16.4
12.9
$43.9
7.4
1.7
21.1
13.8
$40.4
8.1
1.4
18.6
12.3
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16

- **Advertising:** Up 119% YoY due to a significant increase in click revenue driven by growth and continued investment in the company's AutoWeb products.
- **Wholesale:** Up 9% YoY on strong OEM/Wholesale demand, as well as benefit from the transition of 190 retail dealers to a comprehensive OEM wholesale program.
- **Retail:** Decreased YoY due to systematic reduction of low quality volume and OEM/wholesale program transition.

7

Click Product Continues to Accelerate

autobytel
NASDAQ: ABTL

- Q4 click revenues up 219% YoY, reflecting significant volume growth and expanding revenue per click

Click Revenue
(millions)
Up 219% YOY
$0.0
$0.0
$0.0
$0.1
$0.4
$0.4
$0.7
$1.4
$2.0
$2.6
$3.7
$5.5
$6.4
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15[1]
Q1'16
Q2'16
Q3'16
Q4'16

1) Acquired AutoWeb October 1, 2015.

8

Lead Volume

autobytel NASDAQ: ABTL

Retail New
Retail Used
OEM / Wholesale
(millions)
1.4
1.7
1.6
1.7
1.6
1.6
2.0
2.8
2.4
2.3
2.1
2.6
2.3
1.0
1.1
1.0
1.1
1.1
1.1
1.4
2.1
1.8
1.6
1.6
2.0
1.8
0.1
0.1
0.2
0.2
0.1
0.2
0.2
0.2
0.2
0.2
0.2
0.2
0.2
0.3
0.4
0.4
0.4
0.4
0.4
0.4
0.5
0.5
0.5
0.4
0.4
0.4
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16

- **Total lead volume** slightly down YoY due to systematic reduction of lower quality leads over the past year.

9

Autobytel Footprint – Dealers

autobytel NASDAQ: ABTL

Retail New Franchises
Retail Used Franchises
3,468
4,842
4,547
4,348
3,989
3,897
4,893
4,664
4,573
4,551
4,412
4,271
4,115
1,262
1,765
1,665
1,550
1,464
1,424
1,788
1,692
1,624
1,627
1,569
1,508
1,469
2,206
3,077
2,882
2,798
2,525
2,473
3,105
2,972
2,949
2,924
2,843
2,763
2,646
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16

- Retail new dealer count adjusted historically to reflect the transition of 190 retail dealers to a comprehensive OEM program in Q2'16.
- Q4 dealer count decreased 4% sequentially due to expected dealer churn as the company focuses on larger, more profitable dealers.
- Total dealer count includes an additional ~18,000 dealers from Autobytel's OEM/Wholesale network.

10

Financial Overview

autobytel NASDAQ: ABTL

	2015				2016				FY		YOY Δ%	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2015	2016	Q4	FY16
Revenue ($M)	$26.2	$30.4	$40.2	$36.4	$36.2	$36.1	$43.9	$40.4	$133.2	$156.7	11%	18%
Gross Profit ($M)	$10.1	$11.8	$15.3	$14.5	$13.6	$13.9	$15.8	$14.6	$51.6	$57.9	1%	12%
Gross Margin	38.5%	38.7%	38.1%	39.7%	37.6%	38.5%	35.9%	36.2%	38.8%	37.0%	(350bps)	(190bps)
Operating Expenses ($M)	$8.9	$10.1	$12.0	$12.9	$14.5	$13.0	$11.5	$12.8	$43.9	$51.8	-1%	18%
Operating Margin	4.5%	5.6%	8.3%	4.3%	-2.4%	2.6%	9.7%	4.5%	5.8%	3.9%	20bps	(190bps)
Net Income ($M)	$0.8	$0.9	$1.6	$1.4	($0.7)	$0.4	$2.7	$1.4	$4.6	$3.9	-1%	-17%
GAAP EPS Diluted	$0.07	$0.08	$0.14	$0.10	($0.06)	$0.03	$0.21	$0.10	$0.37	$0.29	0%	-21%
Non-GAAP Income ($M)[1]	$2.4	$3.5	$5.2	$4.4	$2.9	$3.2	$6.5	$4.7	$15.4	$17.3	7%	12%
Non-GAAP EPS[2]	$0.21	$0.31	$0.45	$0.33	$0.22	$0.24	$0.49	$0.35	$1.22	$1.30	8%	7%
Cash ($M)	$19.3	$16.0	$18.8	$24.0	$24.0	$27.1	$32.7	$38.5	$24.0	$38.5	61%	61%
Cash Flow From Operations ($M)	($0.5)	$3.0	$5.1	$4.6	$1.6	$4.6	$5.9	$6.2	$12.2	$18.2	34%	50%
Closing Stock Price	$14.77	$15.99	$16.77	$22.56	$17.36	$13.87	$17.80	$13.45	$22.56	$13.45	-40%	-40%

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

Q4 Record Revenue Drives Strong Cash Generation

11

Balance Sheet Supports Growth

autobytel NASDAQ: ABTL

- $38.5 million cash
- $14.1 million term loans, $8.0 million revolving line of credit, $1.0 million convertible note
- As of Dec 31, 2016, $106.3 million net operating loss carryforwards
  - $75.8 million federal; $30.5 million state
  - Federal NOLs do not expire until 2025 and beyond

Select Balance Sheet Items

$ Millions	**Dec 31, 2016**	**Dec 31, 2015**
Cash & cash equivalents	$38.5	$24.0
Receivables	33.6	28.1
Net deferred tax assets	19.5	21.5
Total assets	**165.3**	**153.6**
Debt	23.1	27.0
Total liabilities	**45.7**	**45.4**
Total stockholders' equity	**119.6**	**108.2**

$38.5 Million in Cash, $106.3 Million in Net Operating Loss Carryforwards

12

Autobytel Leads Drive Car Sales

autobytel NASDAQ: ABTL

- Consumers submitting leads via Autobytel network accounted for 2.5 million+ new retail sales from 2011-2015
  - This represents an **average of ~4% of all U.S. Light Vehicle New Retail Sales from 2011-2015**
  - **Increased to ~5%** of U.S. LV New Retail Sales for **2016**
- Consumers submitting leads via Autobytel network accounted for an **average of ~2% of all U.S. used car sales from 2011-2016**
- Consistent growth despite minimal investment in the used car business from **2011-2014**

U.S. LV New & Used Retail Sales by Autobytel Consumers

Retail Used
Retail New
388,578
435,221
501,688
590,087
606,302
654,981
443,274
469,422
483,923
539,775
614,349
791,383
2011
2012
2013
2014
2015
2016E

Autobytel Consumers Accounted for ~5% of Annual US LV New Retail Sales

13

High Buy Rates

autobytel
NASDAQ: ABTL

- **We estimate[1] buy rates** that reflect how many leads submitted by consumers through the Autobytel network convert to purchases, and how many leads were lost to other dealers
- **Most competitors rely only on feedback from dealers/manufacturers** with minimal attribution
- **Buy rate information provides the ability to drive pricing with dealers,** as well as incremental lead volume
- Internally generated leads account for ~80% of leads sold by Autobytel

Lead Conversions
(Consumers who Submitted a New Vehicle Lead & Bought New)
Internally-generated Autobytel leads have a buy rate of 17% to 27% — significantly higher than those we source from 3rd parties or purchase from our competitors
27%
17%
12%
11%
7%
2%
Autobytel.com Website
All ABTL Internally Generated
Other 3rd Party Supplier
Competitor/ Supplier A
Competitor/ Supplier B
Competitor/ Supplier C
80% of Leads Sold by Autobytel
20% of Leads Sold by Autobytel (Sourced from 3rd Parties or Competitors)

1) Estimated buy rates based on vehicle registration data and internal analysis. Buy rates are calculated using a three-month rolling average of 90 day close rates.

Autobytel Internally-Generated Lead Buy Rate is 3x Industry Average of ~6-8%

14

Average Buy Rate[1]

- **We have a proven track record** of providing high quality leads
- Autobytel's leading edge SEM practice featured in several Google White Papers
- We have consistently maintained these high buy rates since Q1 2011
  - **Autobytel.com avg. buy rate = 25%**
  - **All internally generated avg. buy rate = 18%**

Buy Rates - Autobytel.com
22%
24%
24%
25%
26%
25%
22%
27%
27%
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16

Buy Rates - All Internally Generated Autobytel
18%
18%
18%
20%
19%
17%
16%
17%
17%
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16

1) Only 2016 includes estimated contribution from Dealix.

15

Monthly Retail Auto Sales Forecast[1]

autobytel NASDAQ: ABTL

U.S. SAAR – Feb 2016 to Feb 2017
(millions)
17.6
16.5
17.4
17.4
16.6
18.1
16.8
17.7
18.0
17.8
17.5
17.5
17.7
Feb '16
Mar '16
Apr '16
May '16
Jun '16
Jul '16
Aug '16
Sept '16
Oct '16
Nov '16
Dec '16
Jan '17
Feb '17

- February 2017 SAAR for total sales:
  - 17.7 million units[2]
  - **Up 0.6% YoY**
- February 2017 projected SAAR for retail sales:
  - 13.8 million units
  - **Up 0.7% YoY**

1) J.D Power/LMC Automotive
2) Actual as reported by Automotive News

Autobytel On Track to Exceed Industry Growth

16

Annual Retail Auto Sales Forecast[1]

U.S. LV Sales Forecast – 2008 to 2017E
(millions)
Retail LV Sales
Total LV Sales
2008A
2009A
2010A
2011A
2012A
2013A
2014A
2015A
2016A
2017E
Retail: 10.6 (-17%), 8.6 (-19%), 9.2 (+7%), 10.3 (+12%), 11.7 (+14%), 12.8 (+9%), 13.6 (+6%), 14.3 (+5%), 14.1 (-1%), 14.1 (0%)
Total: 13.2 (-18%), 10.4 (-21%), 11.6 (+12%), 12.7 (+9%), 14.5 (+14%), 15.6 (+8%), 16.5 (+6%), 17.5 (+6%), 17.5 (0%), 17.6 (0%)

- 2017 U.S. light vehicle sales forecast up slightly to 17.6 million units
  - **Up 0.2% YoY**
- 2017 U.S. retail light vehicle sales forecast remains at 14.1 million units
  - **Flat YoY**

1) J.D Power/LMC Automotive

Autobytel On Track to Exceed Industry Growth

17

2017 Outlook[1,2]

autobytel NASDAQ: ABTL

	Low	High
Revenue	**$156.0**	**$160.0**
Growth	*4%*	*7%*
Non-GAAP Income[3]	**$16.8**	**$17.3**
Growth	*~ flat*	*3%*
Non-GAAP Diluted EPS	**$1.24**	**$1.28**
Growth	*(2%)*	*1%*

Revenue
Non-GAAP Diluted EPS
25% REVENUE CAGR FY12 – FY16
$61M
$0.32
$72M
$0.45
$99M
$0.76
$127M
$1.19
$150M
$1.27
$156M-$160M
$1.24-$1.28
FY12
FY13
FY14
FY15
FY16
FY17E

1) Guidance updated and effective only on March 9, 2017.
2) **For comparative purposes, all growth calculations and chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016.**
3) Non-GAAP Income is defined as net income/(loss), plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements, and non-GAAP EPS is defined as non-GAAP income divided by weighted average diluted shares outstanding (see appendix for reconciliation). The company has not provided a reconciliation of its 2017 non-GAAP diluted EPS guidance to the most directly comparable GAAP financial measure because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company's net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

18

Reconciliation of Specialty Finance Divestiture

autobytel NASDAQ: ABTL

($ millions)		2012		2013		2014		2015		2016
Revenue	$	66.8	$	78.4	$	106.3	$	133.2	$	156.7
Finance Leads	$	6.2	$	6.2	$	6.9	$	6.5	$	6.3
Adjusted Revenue	$	60.6	$	72.2	$	99.4	$	126.7	$	150.4

($ millions)		2012		2013		2014		2015		2016
Non-GAAP Income[1]	$	3.7	$	5.1	$	9.3	$	15.4	$	17.3
Finance Leads	$	0.7	$	0.3	$	0.8	$	0.4	$	0.5
Adjusted Non-GAAP Income	$	2.9	$	4.7	$	8.5	$	15.0	$	16.8

		2012		2013		2014		2015		2016
Non-GAAP EPS[2]	$	0.40	$	0.48	$	0.83	$	1.22	$	1.30
Finance Leads	$	0.08	$	0.03	$	0.07	$	0.03	$	0.03
Adjusted Non-GAAP EPS	$	0.32	$	0.45	$	0.76	$	1.19	$	1.27

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

19

Contact Us

autobytel
NASDAQ: ABTL

COMPANY CONTACT

Autobytel
Kimberly Boren
Chief Financial Officer
949-862-1396
kimb@autobytel.com

AUTOBYTEL

18872 MacArthur Blvd
Irvine, CA 92612

INVESTOR RELATIONS

Liolios
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com

autobytel
Your Lifetime Automotive Advisor

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.

The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online. Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

20

Appendix

- *High ROI for Dealers*
- *Reconciliation Table*
- *Mobile Products*
- *Ancillary Products & Investments*

21

High ROI for Dealers

autobytel NASDAQ: ABTL

- Given Autobytel's high conversion rates, our cost per lead model provides a favorable ROI for dealers
- The higher the conversion rate, the greater the price disparity
- Estimated historical average close rate for auto industry is 6-8%
  - **Autobytel estimated buy rate is 17-27%**
- Autobytel cost to dealer represents about half of all dealers' normal marketing expense **at $628**[1]

Average Dealer Cost Per Sale²
$399
$299
$367
$275
$220
$147
$116
Used Cost Per Sale
New Cost per Sale
6% Dealer Close Rate
8% Dealer Close Rate
10% Dealer Close Rate
15% Dealer Close Rate
19% Dealer Close Rate
Competitor
Average Leads Provider
autobytel

1) National Automobile Dealer Association (NADA), 2016.
2) Calculated with an average cost of $22 per lead.

Purchasing Leads From Autobytel Generates a Favorable ROI

22

Non-GAAP Income & EPS Reconciliation

autobytel NASDAQ: ABTL

	2015					2016				
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Net Income / (Loss) ($M)	$0.8	$0.9	$1.6	$1.4	$4.6	($0.7)	$0.4	$2.7	$1.4	$3.9
Amortization of Acquired Intangibles ($M)	$0.4	$0.5	$0.7	$1.4	$3.0	$1.4	$1.4	$1.5	$1.4	$5.7
Non-Cash Stock Compensation ($M)	$0.7	$0.6	$0.7	$0.7	$2.6	$1.4	$0.9	$0.9	$1.2	$4.4
Income Taxes ($M)	$0.3	$0.6	$1.5	$1.0	$3.4	($0.4)	$0.3	$1.3	$1.6	$2.8
Litigation Settlements ($M)	($0.0)	($0.0)	($0.0)	($0.0)	($0.1)	($0.0)	$0.0	($0.0)	($0.0)	($0.0)
Gain / (Loss) on Investment or Sale ($M)	$0.0	$0.0	$0.0	($0.6)	($0.6)	$0.0	$0.0	$0.0	($1.4)	($1.4)
Acquisition / Severance Expenses ($M)	$0.3	$0.9	$0.7	$0.5	$2.5	$1.3	$0.1	$0.0	$0.5	$1.9
Non-GAAP Income ($M)[1]	$2.4	$3.5	$5.2	$4.4	$15.4	$2.9	$3.2	$6.5	$4.7	$17.3
Weighted Average Diluted Shares (k)	11,097	11,057	11,540	13,397	12,662	13,346	13,295	13,337	13,369	13,303
Non-GAAP EPS[2]	$0.21	$0.31	$0.45	$0.33	$1.22	$0.22	$0.24	$0.49	$0.35	$1.30

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding.

23

Mobile Products

autobytel NASDAQ: ABTL

autobytel mobile

Suite of Mobile Products & Services

Text CBAUTO
TO 50123
To speak to
a Sales Rep

Text Marketing

Autobytel Mobile is a leader in providing texting services to dealerships. Text message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio, and dealership websites.

Mobile Websites

Award winning mobile sites convert traffic into real time leads.

TextShield®

Enables 2-way text conversations in a centralized and controlled environment.

Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

TextShield Gateway is the Centerpiece of Our Complete Mobile Suite

Apps

Wilson Miller Mazda

Features and functionality allow dealerships to stay engaged with customers by having them download a Dealer Branded App.

Send2Phone

2014 Chevrolet Cruze LS
Ext Color: Red Hot
Int Color: Gray
Trans: Manual
Body Style: Sedan
MPG: 25 / 36
Send To Phone

Enables consumers to send tactical mobile landing pages to their cell phones via SMS.

Autobytel Enables Dealers to Reach the Increasingly Mobile Consumer

24

Ancillary Products & Investments

autobytel
NASDAQ: ABTL

SaleMove From autobytel

- SaleMove technology allows dealers to interact with consumers in real-time through whichever method they choose (i.e. live video, phone, text-based chat, etc.).

GoMoto

- Invested in GoMoto: An interactive digital solution for dealer showrooms/service centers
- Designed to drive customer engagement and increase conversion

PAYMENTPRO by autobytel

- Enables consumers to shop by payment with their PC or mobile device
- Provides dealers with pre-qualified customers

Redefining How Customers Interact With Dealers

25